Exhibit 5

HOT TOPIC, INC.
NON-STATUTORY STOCK OPTION AGREEMENT
(Facing Page)

Name of Optionee:	Steven R. Becker

Hot Topic, Inc. (the "Company"), pursuant to its 2006 Equity Incentive Plan (the "Plan") has on October 12, 2010 granted to you, the optionee named above, options to purchase shares of the common stock of the Company ("Common Stock") consisting of a discretionary grant of an option to purchase 9,765 shares of common stock (the "Option") pursuant to the non-employee director compensation policy as approved by the Board of Directors of the Company (the "Board"). This Option is a "non-statutory stock option" and is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

Number of Shares covered by the Option (the "Option Shares"):		9,765

Purchase Price Per Option Share:		$6.08	(1)

The Option shall become exercisable based on the following vesting schedule:

	Date	# of Options Vested (2)
	October 1, 2011	2,441
	January 1, 2012	610
	April 1, 2012	610
	July 1, 2012	610
	October 1, 2012	610
	January 1, 2013	610
	April 1, 2013	610
	July 1, 2013	610
	October 1, 2013	610
	January 1, 2014	610
	April 1, 2014	610
	July 1, 2014	610
	October 1, 2014	610
	Total	9,765

(1) The purchase price per Option Share will be the fair market value of the Common Stock on October 12, 2010
(as determined by the closing price of the Common Stock as traded on The Nasdaq National Market on October 12, 2010).

(2) Once vested, an Option Share shall remain subject to purchase by the optionee until the expiration date noted below, unless the option is earlier terminated in accordance with the terms and conditions of the Plan.

1.  (a) This Option may be exercised, to the extent specified in the Plan, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents the Company may then require pursuant to the Plan and the Standard Terms and Conditions Relating to Nonstatutory Stock Options (the "Terms and Conditions") promulgated under the Plan and in effect as of the date of this Option Agreement.  This Option may not be exercised for any number of shares which would require the issuance of anything other than whole shares. (b)  By exercising this Option you agree that the Company may require you to enter an arrangement providing for the cash payment by you or to the Company of any tax withholding obligation of the Company arising by reason of the exercise of this Option or the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise.

2.  Any notices provided for in this Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

3.  This Option is subject to all the provisions of the Plan and the Terms and Conditions, hereby made a part of this option, and is further subject to all  interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Option and those of the Plan, the provisions of the Plan shall control.

Date of Option Expiration:		October 12, 2020

Date of this Option Agreement:		October 12, 2010

Very truly yours,

HOT TOPIC, INC.

By: /s/ Elizabeth M. McLaughlin

Name: Elizabeth M. McLaughlin,
CEO
Duly authorized on behalf of the Board of Directors

The undersigned:
(a)  Acknowledges receipt of the foregoing Option and the attachments referenced therein and understands that all rights and liabilities with respect to this Option are set forth in the Option and the Plan;

(b)  Acknowledges that as of the date of grant of this Option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the options and stock previously granted and delivered to the undersigned under equity incentive plans of the Company.

Optionee :	Steven R. Becker

Signature /s/ Steven R. Becker

Optionee Address:	300 Crescent Ct, Suite 1111, Dallas, TX 75201